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                                                                     Exhibit 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

         [CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO]
            (A joint stock limited company incorporated in the People's Republic of China with limited liability)

                                (Stock code: 670)

                                  ANNOUNCEMENT

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Further to the notice of 2003 annual general meeting dated 28th April, 2004 issued by China Eastern Airlines Corporation Limited (the "COMPANY"), the board of the directors hereby announces that the special resolution to be sought at the Company's 2003 annual general meeting to be held on Friday, 18th June, 2004 regarding certain proposed amendments to be made to the Company's articles of association was revised in the manner as described in this announcement.
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Further to the notice of 2003 annual general meeting dated 28th April, 2004 (the
"AGM NOTICE") issued by the Company, the board of the directors of the Company (the "BOARD") hereby announces that the special resolution to be sought at the Company's 2003 annual general meeting to be held on Friday, 18th June, 2004 regarding certain proposed amendments to be made to the Company's articles of association was revised by adding the following paragraph as paragraph (f), immediately after paragraph (e), under resolution numbered 12 (as a special resolution) set out in the AGM Notice:

     "(f) By adding the following new Article 70(A) immediately after Article 70 of the Articles:

            "Directors will be elected at shareholders' general meetings through cumulative voting. When directors are elected through cumulative voting at shareholders' general meetings, the number of total votes that a shareholder can exercise is the product of (i) the number of shares held by such shareholder, and (ii) the number of directors to be elected. A shareholder can give all his or her votes to one director candidate or divide his or her votes among several director candidates. Directors are elected at the shareholders' general meetings based on the number of votes the director candidates receive.""

The Board further announces that the special resolution (resolution numbered 12) set out in the Company's 2003 annual general meeting proxy form, which was despatched together with the AGM Notice to the Company's shareholders on or around 3rd May, 2004, was also revised in the manner as described above.

A copy of this announcement is expected to be despatched to the Company's shareholders on or around 12th May, 2004.

                                                          By order of the Board
                                                          CHINA EASTERN AIRLINES
                                                            CORPORATION LIMITED
                                                                LUO ZHUPING
                                                             Company Secretary


The Board as at the date of this announcement comprises of:
Ye Yigan (Chairman, Non-executive Director)
Li Fenghua (President, Executive Director)
Wan Mingwu (Vice President, Executive Director)
Cao Jianxiong (Non-executive Director)
Zhong Xiong (Non-executive Director)
Chen Quanxin (Non-executive Director)
Wu Baiwang (Non-executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the People's Republic of China
10th May, 2004

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